Exhibit 99.1

FOR IMMEDIATE RELEASE

Invesco PowerShares and Deutsche Asset & Wealth Management enter into agreement to transfer PowerShares DB fund suite to Invesco PowerShares

New York, NY, October 30, 2014 - Invesco PowerShares Capital Management LLC (“Invesco PowerShares”) and Deutsche Asset & Wealth Management (“Deutsche AWM”) – both leading, global providers of exchange-traded funds (“ETFs”) – announced today that DB Commodity Services LLC, the adviser to the PowerShares DB fund suite, has entered into an agreement with Invesco PowerShares to transfer management of the existing PowerShares DB fund suite to Invesco PowerShares (the “Transaction”).

The PowerShares DB fund suite comprises 11 exchange-traded commodity pools, with an aggregate net asset value of $8.2 billion (as of September 30, 2014). The PowerShares DB fund suite was created in 2006, and combined the commodity product structuring and portfolio management expertise of Deutsche Bank with the ETF product marketing capabilities of Invesco PowerShares.

Subject to shareholder consent and certain other conditions to closing, Invesco PowerShares, which currently provides marketing and distribution services to the PowerShares DB fund suite, will assume the role of commodity pool operator and commodity trading advisor for the funds. This includes complete responsibility for the product range, including portfolio management, distribution and operations. Deutsche AWM will continue to provide access to the underlying Deutsche AWM indices and related ongoing support.

The Transaction lays the foundation for expanding the PowerShares commodity product line-up through the launch of new commodity ETFs registered under the Investment Company Act of 1940, which are expected to track DB indices. These additional ETFs will complement the existing product offering and further expand the range of commodity-related ETFs available to investors. *

“This Transaction allows us to focus on our strategic priorities, including growing our market share in the U.S. by expanding our innovative and award-winning Deutsche X-trackers platform,” said Jerry Miller, Head of Deutsche Asset & Wealth Management in the Americas. “In just a short time, our U.S. platform has successfully expanded its product offering and distribution team, delivering unique and alternative solutions to investors.”

“Our relationship with Deutsche AWM has successfully allowed our firms to reach clients with innovative commodity- and currency-related ETF solutions,” said Andrew Schlossberg, Managing Director and Head of U.S. Distribution and Global Head of ETFs at Invesco. “This agreement contributes to Invesco PowerShares’ focus on growing the well-diversified family of Smart Beta ETFs we offer investors across the globe and further strengthens our leadership position as an innovative provider of alternative investment solutions.”

Invesco PowerShares and Deutsche AWM are committed to ensuring a smooth transition with no impact on investors, and will be communicating with them about this Transaction soon. The two firms will obtain all necessary approvals and consents prior to the closing of the Transaction, which is expected in the first quarter of 2015.

Invesco

Jeaneen Terrio

Phone: +1 (212) 278-9205

E-Mail: jeaneen.terrio@invesco.com

Deutsche Bank AG Press & Media Relations

Renee Calabro

Phone: +1 (212) 250-5525

E-Mail: renee.calabro@db.com

Deutsche Asset & Wealth Management

With $1.27 trillion of assets under management (as of September 30, 2014), Deutsche Asset & Wealth Management¹ is one of the world’s leading investment organizations. Deutsche Asset & Wealth Management offers individuals and institutions traditional and alternative investments across all major asset classes. It also provides tailored wealth management solutions and private banking services to high-net-worth individuals and family offices.

[1]	Deutsche Asset & Wealth Management is the brand name of the Asset Management and Wealth Management division of the Deutsche Bank Group. The legal entities offering products or services under the Deutsche Asset & Wealth Management brand are listed in contracts, sales materials and other product information documents.

Invesco PowerShares Capital Management LLC

Invesco PowerShares Capital Management LLC is leading the Intelligent ETF Revolution® through its family of more than 140 domestic and international exchange-traded funds, which seek to outperform traditional benchmark indexes while providing advisors and investors access to an innovative array of focused investment opportunities. With franchise assets of nearly $100 billion¹ as of September 30, 2014, PowerShares ETFs trade on both U.S. stock exchanges. For more information, please visit us at invescopowershares.com or follow us on Twitter @PowerShares.

[1]	US franchise assets include QQQs, BLDRS and DB Funds. ALPS Distributors, Inc. is the distributor of PowerShares QQQ, BLDRS and DB Funds. PowerShares QQQ and BLDRS Funds are unit investment trusts. Invesco PowerShares and Invesco Distributors, Inc. are not affiliated with ALPS Distributors, Inc.

*	The information regarding the new commodity ETFs in this press release is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. Securities issued by the new commodity ETFs will not be sold until the registration statement becomes effective. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Before investing, investors should carefully read the prospectus/summary prospectus and carefully consider the investment objectives, risks, charges and expenses. For this and more complete information about the new commodity ETFs, call 800 983 0903 or visit invescopowerhsares.com for the prospectus/summary prospectus.